Exhibit 1

Ahold Delhaize to convert preferred financing shares into common shares

Zaandam, The Netherlands, July 27, 2017 – Ahold Delhaize has received a request from NN Investment Partners, holder of 100,779,021 Ahold Delhaize cumulative preferred financing shares, to convert 45,000,000 of its cumulative preferred financing shares with par value of €42,541,895 and voting rights of 0.94%, into common shares. In accordance with the applicable conversion terms, the number of 45,000,000 cumulative preferred financing shares will be converted into 2,515,827 common shares.

The conversion will take place on August 9, 2017.

Cautionary notice

This communication includes forward-looking statements. All statements other than statements of historical facts may be forward-looking statements. Words such as will are typically used to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors that are difficult to predict and that may cause actual results of Koninklijke Ahold Delhaize N.V. (the “Company”) to differ materially from future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to the risk factors set forth in the Company’s public filings with the U.S. Securities and Exchange Commission and other disclosures. Forward-looking statements reflect the current views of the Company’s management and assumptions based on information currently available to the Company’s management. Forward-looking statements speak only as of the date they are made, and the Company does not assume any obligation to update such statements, except as required by law.

For more information: Press office: +31 88 659 5134	Investor relations: +31 88 659 5213	Social media:	Twitter: @AholdDelhaize
YouTube: @CommunicationsAholdDelhaize
LinkedIn: @Ahold-Delhaize

Ahold Delhaize is one of the world’s largest food retail groups and a leader in both supermarkets and e-commerce. Its family of strong, local brands serves more than 50 million customers each week in 11 countries. Together, these brands employ more than 370,000 associates in 6,500 grocery and specialty stores and include the top online retailer in the Benelux and the leading online grocers in the Benelux and the United States. Ahold Delhaize brands are at the forefront of sustainable retailing, sourcing responsibly, supporting local communities and helping customers make healthier choices. Headquartered in Zaandam, the Netherlands, Ahold Delhaize shares are listed on Euronext Amsterdam and Brussels (ticker: AD) and its American Depositary Receipts on the over-the-counter market in the U.S., quoted on the OTCQX International marketplace (ticker: ADRNY). For more information, please visit www.aholddelhaize.com.

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